FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Advisor Series VII

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)
7	FA CONSUMER INDUSTRIES FUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	2,400	$204,000	MORGAN STANLEY AND CO INC	CFSB
9	FA TECHNOLOGY FUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	41,400	$3,519,000	MORGAN STANLEY AND CO INC	CFSB